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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                            -------------------

                                 FORM 8-A/A
                             (Amendment No. 2)

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                     SALOMON SMITH BARNEY HOLDINGS INC.
           (Exact name of registrant as specified in its charter)

              DELAWARE                                   22-1660266
    (State or other jurisdiction                      (I.R.S. Employer
  of incorporation or organization)                Identification Number)

                            SI FINANCING TRUST I
           (Exact name of registrant as specified in its charter)

              DELAWARE                                   13-7093413
    (State or other jurisdiction                      (I.R.S. Employer
  of incorporation or organization)                Identification Number)

           388 Greenwich Street
            New York, New York                              10013
  (Address of principal executive offices)                (Zip Code)


     SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                               Name of each exchange on which
   Title of each class to be so registered     each class is to be registered
--------------------------------------------   ------------------------------
Trust Preferred Stock(sm) (TRUPS(sm)) Units       New York Stock Exchange
          of SI Financing Trust I
  (and the Guarantee of Salomon Smith Barney
      Holdings Inc. with respect thereto)


         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

         Securities Act registration statement file numbers to which this form relates: 333-02897, 333-07051

     SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                    NONE


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Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         For a description of the securities registered hereunder, reference is made to the information under the headings "Description of the Units" and "Description of the Depositary Shares" in the Prospectus dated June 27, 1996 forming a part of Salomon Inc's Registration Statement on Form S-3 (Registration No. 333-02897), as supplemented by the information below.

         Effective as of November 28, 1997, pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of September 24, 1997, among Travelers Group Inc. ("Travelers"), Diamonds Acquisition Corp. ("Diamonds") and Salomon Inc ("Salomon"), Diamonds, a wholly owned subsidiary of Travelers, merged (the "Merger") with and into Salomon, and Salomon's name was changed to Salomon Smith Barney Holdings Inc. ("Salomon Smith Barney"). As a result of the Merger, Salomon Smith Barney became a wholly owned subsidiary of Travelers. In connection with the Merger, (i) each share of 9.50% Cumulative Preferred Stock, Series F, of Salomon ("Salomon Series F") was converted into the right to receive one share of 9.50% Cumulative Preferred Stock, Series L, of Travelers ("Travelers Series L"), (ii) Travelers, Salomon and First Chicago Trust Company of New York, as Depositary, entered into an assignment and assumption agreement (the "Assignment and Assumption Agreement") with respect to the Deposit Agreement dated as of July 3, 1996 (the "Deposit Agreement"), relating to the Salomon Series F, and (iii) Travelers, Salomon Smith Barney and The Chase Manhattan Bank, as Agent, entered into an agreement (the "Supplemental Agreement") supplementing the Unit Agreement dated as of July 3, 1996 (the "Unit Agreement"), relating to the 9-1/2% Trust Preferred Stock(sm) (TruPS(sm)) Units (the "Units") of SI Financing Trust I
(the "Trust"). The Certificate of Designations of the Travelers Series L, the Assignment and Assumption Agreement and the Supplemental Agreement are filed herewith or incorporated herein by reference as Exhibits 2(j), 2(l) and 2(m), respectively, and are incorporated herein by reference. The Assignment and Assumption Agreement provides, among other things, for the deposit of shares of Travelers Series L with the Depositary in lieu of shares of Salomon Series F. In addition, the Supplemental Agreement amends the Unit Agreement and the Purchase Contracts comprising a part of the TRUPS Units to provide, upon the exercise of such contracts, for the delivery to the holders of such contracts of depositary shares representing an interest in shares of Travelers Series L, in lieu of Salomon Series F. The 9-1/4% Preferred Securities of the Trust comprising a part of the TruPS Units will continue to be fully and unconditionally guaranteed by Salomon Smith Barney.


Item 2.  EXHIBITS


 99.01 * Restated Certificate of Incorporation of Travelers Group Inc., Certificate of Amendment to the Restated Certificate of Incorporation, filed April 26, 1995, Certificate of Amendment to the Restated Certificate of Incorporation, filed April 24, 1996, Certificate of Amendment to the Restated Certificate of Incorporation, filed April 23, 1997, Certificate of Designation of 6.365% Cumulative Preferred Stock, Series F, Certificate of Designation of 6.213% Cumulative Preferred Stock, Series G, Certificate of Designation of 6.231% Cumulative Preferred Stock, Series H, Certificate of Designation of Series I Cumulative Convertible Preferred Stock, Certificate of Designation of 8.08% Cumulative Preferred Stock, Series J, Certificate of Designation of 8.40% Cumulative Preferred Stock, Series K, Certificate of Designation of 9.50% Cumulative Preferred Stock, Series L, Certificate of Designation of 5.864% Cumulative Preferred Stock, Series M, and Certificate of Designation of Cumulative Adjustable Rate Preferred Stock, Series Y.

 99.02 By-Laws of Travelers Group Inc. as amended through April 23, 1997 (incorporated by reference to Exhibit 3.02 to Travelers Group Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (File No. 1-9924)).

 99.03 Form of Certificate of Trust (incorporated by reference to Exhibit 4(c) to Salomon Inc's Registration Statement on Form S-3 (Registration No. 333-02897)).


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 99.04    Form of Amended and Restated Declaration of Trust (including as an exhibit thereto the form of Preferred Security) (incorporated by reference to Exhibit 4(i) to Salomon Inc's Registration Statement on Form S-3 (Registration No. 333-02897)).

 99.05 Form of Supplemental Indenture between Salomon Inc and Bankers Trust Company (including as an exhibit thereto the form of Subordinated Debt Security) (incorporated by reference to Exhibit 4(h) to Salomon Inc's Registration Statement on Form S-3 (Registration No. 333-02897)).

 99.06 Form of Pledge Agreement (incorporated by reference to Exhibit 4(k) to Salomon Inc's Registration Statement on Form S-3 (Registration No. 333-02897)).

 99.07 Form of Unit Agreement (incorporated by reference to Exhibit 4(l) to Salomon Inc's Registration Statement on Form S-3 (Registration No. 333-02897)).

 99.08 Form of Guarantee with respect to the Preferred Securities between Salomon Inc and Chemical Bank (incorporated by reference to Exhibit 4(m) to Salomon Inc's Registration Statement on Form S-3 (Registration No. 333-02897)).

 99.09 Form of Purchase Contract between Travelers Group Inc., Salomon Smith Barney Holdings Inc. and the holders thereof (included in and incorporated by reference to the Supplemental Agreement filed as Exhibit 2(m) hereto).

 99.10 Form of Deposit Agreement between Salomon Inc and First Chicago Trust Company of New York, as depositary and the holders of the depositary receipts evidencing the Depositary Shares (incorporated by reference to Exhibit 4(p) to Salomon Inc's Registration Statement on Form S-3 (Registration No. 333-02897)).

 99.11 * Assignment and Assumption Agreement, dated as of November 26, 1997, by and among Salomon Inc, Travelers Group Inc. and First Chicago Trust Company of New York.

 99.12 * Supplemental Agreement, dated as of November 28, 1997, by and among Travelers Group Inc., Salomon Smith Barney Holdings Inc. and The Chase Manhattan Bank, as Agent, to the Unit Agreement between Salomon Inc and Chemical Bank, dated as of July 3, 1996.


* Filed herewith.

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                                 SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                      SALOMON SMITH BARNEY HOLDINGS INC.


Date:  December 16, 1997              by /s/ Thomas W. Jasper
                                        ---------------------
                                      Name:  Thomas W. Jasper
                                      Title:  Treasurer